Exhibit 99.1

NAPCO Announces Third Quarter Fiscal 2021 Results

-Net Sales Increase 8% to a Fiscal Third Quarter Record $28.2 Million-

- Recurring Service Revenues Increase 43% to $8.9 Million With a Gross Margin of 86%-

- Net Income Increases 21% to a Third Quarter Record $4.4 Million –

-Earnings Per Share Increases 21% to $0.24-

-Adjusted EBITDA* Increases 13% to 5.5 Million-

AMITYVILLE, N.Y., May 10, 2021 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its fiscal third quarter ended March 31, 2021.

Financial Highlights:

●	Net sales for the quarter was a third quarter record of $28.2 million as compared to $26.2 million for the same period last year, an 8% increase.
●	Recurring service revenue for the quarter increased 43% to $8.9 million as compared to $6.2 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $36.7 million based on March 2021 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 86% as compared to 84% for the same period last year.
●	Net income for the quarter was a third quarter record of $4.4 million, as compared to net income of $3.6 million for the same period a year ago, a 21% increase. Earnings per share (diluted) for the quarter was $0.24 as compared to earnings per share of $0.20 for the same period a year ago, a 21% increase.
●	Adjusted EBITDA* for the quarter was $5.5 million as compared to $4.9 million for the same period a year ago, a 13% increase. Adjusted EBITDA* per share for the quarter was $0.30 as compared to $0.26 for the same period a year ago, a 14% increase.
●	Cash and cash equivalents and marketable securities were $34.1 million at March 31, 2021 as compared to $18.2 million at June 30, 2020.
●	Cash Provided by Operating Activities for the quarter increased 314% to $7.5 million as compared to $1.8 million last year and for the nine months increased 148% to $16.4 million as compared to $6.6 million last year.

Richard Soloway, Chairman and President, commented, "NAPCO delivered a record-setting performance in Q3 as we generated the highest sales and net income for a Q3 in our Company’s history. Our recurring service revenues have remained very strong, achieving 43% growth for the third quarter as compared to the same period a year ago and now have a prospective annual run rate of $36.7 million based on March 2021 recurring revenues. Gross margin for recurring service revenue also continued to be very strong, increasing to 86% for the quarter, which compared to 84% for the same period last year. The robust growth in recurring service revenue and the associated gross margin continues to be primarily attributable to our commercial business, which has not been significantly affected by COVID-19 as commercial buildings must be kept secure. Additionally, the fire alarm business is a "mandated business" which means, to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas that we focus our resources on. As the communication paradigm continues to "sunset" away from legacy copper and 3G infrastructure, it continues to create a significant opportunity for our proprietary Starlink radios and alarm systems, for both fire and burglary, to generate additional, steady streams of recurring service revenue growth.

Our balance sheet continues to be very strong with cash and cash equivlents and marketable securities increasing to $34.1 million at March 31, 2021 and cash from operating activities increasing 314% to $7.5 million for the quarter and 148% to $16.4 million the nine months ended March 31, 2021.

When COVID-19 hit, many dealers experienced limited or no access to buildings and homes to perform commercial or residential security installations. We are now seeing promising signs of a recovery and we are poised to capitalize on new business opportunities as they arise. We sell our products primarily through distribution to dealers and we continue to see strong sell-through statistics from several of our largest distributors. While some of our distributors are keeping lower inventory levels than they have in the past, which is a function of the pandemic, increased sell-through of our products from our distributors to the alarm and locking dealers during the quarter as compared to the same quarter last year, indicates that security equipment professionals are getting increased access to both commercial and residential installation sites.

Our fully integrated technologies for the school security market continues to remain a top priority. The COVID-19 pandemic has caused some delay in spending at certain K-12 schools, colleges, and universities, but with the country starting to open up again, including schools at all levels, we are beginning to see more activity. While we have seen postponements of planned security upgrades, we have not seen a significant number of cancellations.

With our country now reopening at an accelerated pace, the results of our investments in R&D should become more evident. In the last eighteen months we have launched several new major products and solutions, including (1) iSecure, our all-inclusive cellular alarm system which offers the dealer the lowest upfront equipment cost in the industry, easy installation, fast programming and a quick return on investment, and (2) Air Access®, our new cellular, cloud-hosted access control product line which will allow access control integrators and locking professionals to build a recurring revenue business for themselves, just like our burglar and fire alarm dealers do. While still in the very early stages, we expect both of these products to provide the Company the opportunity to generate recurring service revenue from each of our divisions: alarms & connectivity, locking and access control."

Mr. Soloway concluded, "Our record-setting revenue and profitability in Q3, along with continued strong recurring revenue margins, gives us tremendous momentum as we head into Q4, historically our strongest quarter. I am proud of how the NAPCO team responded to the challenges brought on by COVID-19 and of our resiliency and ability to execute even during difficult and uncertain times. We remain focused on generating continued strong revenue growth as well as increased profitabilty. We will continue our efforts to expand our recurring revenue product offerings into all segments of the Company. As we look to the balance of fiscal 2021 and beyond, NAPCO is well positioned for long-term growth and profitability expansion."

Financial Results

Net sales for the three months ended March 31, 2021 increased 8% to a third quarter record of $28.2 million, as compared to $26.2 million for the same period one year ago. Net sales for the nine months ended March 31, 2021 increased 0.3% to $78.6 million, as compared to $78.4 million for the same period a year ago. Research and development costs for the quarter were $1.9 million as compared to $1.8 million for the same quarter a year ago and were 7% of sales for each of the quarters ended March 31, 2021 and 2020. Research and development costs for the nine months ended March 31, 2021 were $5.7 million as compared to $5.4 million for the same period a year ago and were 7% of sales for the nine months ending March 31, 2021 and 2020, respectively. Selling, general and administrative expenses for the quarter decreased 2% to $6.0 million, or 21% of sales, as compared to $6.1 million, or 23% of sales for the same period last year. Selling, general and administrative expenses for the nine months ended March 31, 2021 decreased 3% to $18.0 million, or 23% of sales, as compared to $18.6 million, or 23.7% of sales for the same period last year. Operating income for the three months ended March 31, 2021 increased 24% to $5.0 million as compared to $4.0 million for the same period a year ago. Operating income for the nine months ended March 31, 2021 was $11.4 million as compared to $11.6 million for the same period a year ago, a 3% decrease. Net income for the three months ended March 31, 2021 increased 21% to $4.4 million, or $0.24 per diluted share, as compared to $3.6 million, or $0.20 per share, for the same quarter last year. Net income for the nine months ended March 31, 2021 decreased 5% to $9.9 million, or $0.54 per diluted share, as compared to $10.4 million, or $0.56 per share, for the same period last year.

Adjusted EBITDA* for the three months ended March 31, 2021 increased 13% to $5.5 million, or $0.30 per diluted share, as compared to $4.9 million, or $0.26 per diluted share for the same period last year. Adjusted EBITDA* for the nine months ended March 31, 2021 was relatively constant at $12.9 million, or $0.70 per diluted share, as compared to $13.0 million, or $0.70 per diluted share for the same period last year.

Balance Sheet Summary

At March 31, 2021, the Company had $34.1 million in cash and cash equivalents and marketable securities as compared to $18.2 million as of June 30, 2020. Working capital (defined as current assets less current liabilities) was $70.0 million at March 31, 2021 as compared with working capital of $61.0 million at June 30, 2020. Current ratio (defined as current assets divided by current liabilities) was 5.5:1 at March 31, 2021 and 4.5:1 at June 30, 2020.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 10 ,2021. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 10, 2021 and ending on May 17, 2021 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13716033.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA.

Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies.  Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies.  The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021
	(unaudited)	June 30, 2020
	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$28,710	$18,248
Marketable securities	5,361	—
Accounts receivable, net of allowance for doubtful accounts of $196 and $326 at March 31, 2021 and June 30, 2020, respectively, and other reserves	22,355	22,932
Inventories, net	27,382	35,231
Prepaid expenses and other current assets	1,884	2,049
Total Current Assets	85,692	78,460
Inventories - non-current, net	8,624	6,524
Property, plant and equipment, net	7,715	8,088
Intangible assets, net	4,797	5,116
Operating lease asset	7,379	7,395
Other assets	246	255
TOTAL ASSETS	$114,453	$105,838

CURRENT LIABILITIES
Accounts payable	$5,669	$6,547
Accrued expenses	5,185	5,744
Accrued salaries and wages	2,527	2,181
Current portion of long-term debt	1,735	1,794
Accrued income taxes	596	1,148
Total Current Liabilities	15,712	17,414
Long term debt, net of current portion	2,169	2,110
Deferred income taxes	167	112
Accrued income taxes	1,260	1,188
Long term operating lease liabilities	7,096	7,113
Total Liabilities	26,404	27,937
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,243,926 and 21,241,066 shares issued; and 18,350,211 and 18,347,351 shares outstanding, respectively	212	212
Additional paid-in capital	18,038	17,766
Retained earnings	89,320	79,444
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	88,049	77,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$114,453	$105,838

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,
	2021	2020
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$19,335	$20,007
Service revenues	8,893	6,232
	28,228	26,239
Cost of sales:
Equipment related expenses	14,074	13,285
Service-related expenses	1,244	998
	15,318	14,283

Gross Profit	12,910	11,956
Research and development	1,902	1,815
Selling, general, and administrative expenses	5,980	6,096
	7,882	7,911
Operating Income	5,028	4,045
Other expense:
Interest and other expense, net	44	5
Income before Provision for Income Taxes	4,984	4,040
Provision for Income Taxes	624	425
Net Income	$4,360	$3,615

Income per share:
Basic	$0.24	$0.20
Diluted	$0.24	$0.20

Weighted average number of shares outstanding:
Basic	18,349,000	18,472,000
Diluted	18,412,000	18,516,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months Ended March 31,
	2021	2020
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$54,249	$60,973
Service revenues	24,357	17,380
	78,606	78,353
Cost of sales:
Equipment related expenses	39,980	39,525
Service-related expenses	3,621	3,227
	43,601	42,752

Gross Profit	35,005	35,601
Research and development	5,675	5,387
Selling, general, and administrative expenses	17,979	18,566
	23,654	23,953
Operating Income	11,351	11,648
Other expense:
Interest and other expense, net	53	3
Income before Provision for Income Taxes	11,298	11,645
Provision for Income Taxes	1,422	1,225
Net Income	$9,876	$10,420

Income per share:
Basic	$0.54	$0.56
Diluted	$0.54	$0.56

Weighted average number of shares outstanding:
Basic	18,348,000	18,476,000
Diluted	18,402,000	18,530,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months ended March 31,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,876	$10,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,267	1,118
Loss on marketable securities	42
(Recovery of) provision for doubtful accounts	(130)	238
Deferred income taxes	55	577
Stock based compensation expense	272	497
Changes in operating assets and liabilities:
Accounts receivable	707	2,386
Inventories	5,749	(7,799)
Prepaid expenses and other current assets	165	(39)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(1,572)	(784)
Net Cash Provided by Operating Activities	16,431	6,614
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(566)	(1,325)
Purchases of marketable securities	(5,403)	—

Net Cash Used in Investing Activities	(5,969)	(1,325)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	—	71
Cash paid for purchase of treasury stock	—	(2,350)
Net Cash Used in Investing Activities	—	(2,279)
Net increase in Cash and Cash Equivalents	10,462	3,012
CASH AND CASH EQUIVALENTS - Beginning	18,248	8,028
CASH AND CASH EQUIVALENTS - Ending	$28,710	$11,040
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$14	$24
Income taxes paid	$1,847	$735

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended March 31,		9 months ended March 31,
	2021	2020	2021	2020
Net income (GAAP)	$4,360	$3,615	$9,876	$10,420
Add back provision for income taxes	624	425	1,422	1,225
Add back interest and other expense	44	5	53	3
Operating Income (GAAP)	5,028	4,045	11,351	11,648
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	106	66	319	198
Add back stock-based compensation expense	83	172	272	497
Adjusted non-GAAP operating income	5,217	4,283	11,942	12,343
Add back depreciation and other amortization	306	607	948	612
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$5,523	$4,890	$12,890	$12,955

Adjusted EBITDA* per Diluted Share	$0.30	$0.26	$0.70	$0.70
Weighted average number of Diluted Shares outstanding	18,412,000	18,516,000	18,402,000	18,530,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

OP: 800-645-9445 x 374

CP: 516-404-3597

pmckillop@napcosecurity.com